UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 29, 2005

Portfolio Recovery Associates, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 29, 2005, Portfolio Recovery Associates, Inc. (the "Company") and its wholly-owned subsidiary PRA Government Services, LLC ("Buyer") entered into an Asset Purchase Agreement ("Agreement") with Alatax, Inc. ("Alatax") and its stockholders.

Pursuant to the Agreement, on July 29, 2005, Buyer acquired substantially all of the assets of Alatax for consideration of $17.5 million, consisting of $16.1 million in cash and 33,684 shares of common stock of the Company, valued at $1.4 million in accordance with the calculation set forth in the Agreement. The assets acquired from Alatax consisted of accounts receivable, customer relationships, fixed assets, intellectual property, non-competition protection and goodwill. Buyer also agreed to collect on behalf of Alatax certain accounts receivable not acquired in the acquisition and remit the proceeds to Alatax.

Alatax is a leading provider of outsourced business revenue administration, audit and debt discovery/recovery services for local governments. Based in Birmingham, Alabama, Alatax has a workforce of about 80 employees and contractors. Alatax's top management team has agreed to join Buyer and in connection therewith have executed employment and non-competition agreements with Buyer.

The Agreement contains representations and warranties by Buyer and Alatax about matters that are customarily included in asset purchase agreements where the issuance of securities is part of the consideration for the purchase. For Buyer, these matters include the organization of Buyer, authorization, no conflicts, consents, brokers, legal proceedings, issued shares and disclosure. For Alatax, these matters include the organization and qualification of Alatax, authorization, no conflicts, consents, transferability of assets, financial statements, no material adverse changes, ownership of shares, transactions with affiliates, title to assets, condition of assets, compliance with contracts, accounts receivables, intellectual property, real estate, commissions, taxes, environmental matters, permits, compliance with laws, brokers, employee and labor matters, insurance, ERISA matters, legal proceedings and disclosure.

Both Company and Parent, on the one hand, and Alatax and its stockholders, on the other hand, have agreed to indemnify the other party from any loss due to any inaccuracy in or any breach of any representations, warranties, covenants, or agreements in the Agreement, for a period ending 30 days after completion of Parent's 2006 audit (longer with respect to certain limited provisions).

There are no material relationships between the Company and Alatax or between the Company and any of Alatax's affiliates, directors or officers, or associates of any such directors or officers, other than in respect of the agreements described above or related matters.

Item 9.01 Financial Statements and Exhibits.

a. Financial Statements of Business Acquired.
Not applicable.

b. Pro Forma Financial Information.
Not applicable

C. Exhibits

Although the Company is providing disclosure of the acquisition of the assets of Alatax in accordance with the provisions of Item 2.01 of Form 8-K, such disclosure is not dispositive, and the Company does not concede, that the acquisition meets the criteria for a "significant amount of assets" as defined in Instruction 4 of Item 2.01.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portfolio Recovery Associates, Inc.

August 2, 2005	By:	/s/ Kevin P. Stevenson

Name: Kevin P. Stevenson
Title: EVP/CFO

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Exhibit Index

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of July 29, 2005, by and among Portfolio Recovery Associates, Inc., a Delaware corporation, PRA Government Services, LLC, a Delaware limited liability company and a subsidiary of the Parent, Alatax, Inc., a Delaware corporation, and the stockholders of Alatax, Inc. Pursuant to Rule 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted exhibits, schedules or similar attachments to Exhibit 2.1.
99.1	Press release from Portfolio Recovery Associates, Inc. dated August 1, 2005, entitled "Portfolio Recovery Associates Acquires Alatax".